Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Kris Marubio
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-6709
	cogle@levi.com		kmarubio@levi.com

LEVI STRAUSS & CO. ANNOUNCES THIRD-QUARTER 2012 FINANCIAL RESULTS

Net Revenue Decline Reflects Global Environment and Strategic Actions

Company Reports Significantly Improved Cash Flow and Lower Net Debt

SAN FRANCISCO (October 9, 2012) – Levi Strauss & Co. (LS&Co.) today announced financial results for the third quarter ended August 26, 2012, and filed its third-quarter 2012 results on Form 10-Q with the Securities and Exchange Commission.

	Three Months Ended
($ millions)	August 26, 2012	August 28, 2011
Net revenues	$1,101	$1,204
Net income	$28	$32

Third quarter 2012 net revenues declined 9 percent on a reported basis and 4 percent on a constant currency basis. These results reflect the ongoing global economic challenges and actions the company took to drive improvements in its future performance, including the decisions to license the Levi’s® brand boys business in the Americas and phase out the Denizen® brand in Asia. Despite the notable revenue decline, net income dropped only $4 million, reflecting an improved operating margin.

“While the third quarter was impacted by the continuing difficult global macro-economic environment, we are very focused on what we can control: our product innovation and marketing programs, the key strategic choices we make and addressing our underlying cost structure,” said Chip Bergh, president and chief executive officer of Levi Strauss & Co. “Our goal is to prioritize efforts behind our core business to drive sustainable, profitable growth and drive shareholder value. During the third quarter, we began to execute several initiatives against our goals, including exiting the Denizen® brand from Asia and licensing the U.S. Levi’s® boys business.”

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LS&Co. Q3 2012 Results/Add One

October 9, 2012

Third Quarter 2012 Financial Highlights

•

Gross profit in the third quarter declined to $521 million compared with $569 million for the same period in 2011, reflecting unfavorable impacts of $45 million of currency effects and $25 million associated with the company’s decision to phase out its Denizen® brand in Asia. Third quarter gross margin of 47.3 percent was flat to prior year. Excluding the currency and Denizen® impacts, gross margin improved, reflecting increased sales from the company’s retail stores, a decline in sales to lower-margin channels and lower cotton costs.

•

Selling, general and administrative (SG&A) expenses for the third quarter declined to $434 million from $489 million in the same period of 2011, inclusive of favorable currency effects of $22 million. The decline in SG&A was primarily driven by a reduction in advertising activities in some markets and a difference in timing of campaigns; organization and distribution expenses also declined during the quarter. Partially offsetting these declines, the company recorded a $19 million impairment charge on its owned distribution center in Japan due to a decision to outsource to a third-party in that market.

•	Operating income for the third quarter was $87 million compared with $81 million for the same period of 2011, reflecting the lower SG&A.

Regional Overview

Regional net revenues for the quarter were as follows:

			% Increase (Decrease)
Net Revenues ($ millions)	August 26, 2012	August 28, 2011	As Reported	Constant Currency
Americas	$679	$718	(5)%	(4)%
Europe	$266	$275	(3)%	12%
Asia Pacific	$156	$211	(26)%	(21)%

•

Net revenues in the Americas included higher sales from company’s Levi’s® brand retail stores, but declined overall primarily reflecting the company’s decision to license the Levi’s® brand boys business.

•

In Europe, economic challenges continue in most markets. The year-over-year constant-currency trend reflects the order fulfillment issues tied to the July 2011 implementation of an enterprise resource planning system in the region. Net revenues from company-operated retail grew, reflecting price increases and an expanded network of stores.

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LS&Co. Q3 2011 Results/Add Two

October 09, 2012

•

Revenues declined in Asia Pacific on both a reported and constant currency basis, reflecting a decline in wholesale revenues, including franchisee revenues, due to the economic slowdown in the region, particularly in India. Additionally, the company’s decision to phase out the Denizen® brand in Asia further reduced revenues.

Cash Flow and Balance Sheet

As of August 26, 2012, cash and cash equivalents were approximately $315 million, and $478 million was available under the company’s revolving credit facility. Cash provided by operating activities during the nine-month period in 2012 was $416 million, compared with $17 million for the same period in 2011, reflecting the company’s lower purchases and lower cost of inventory, as well as lower operating expenses. Net debt was $1.4 billion as compared to $1.8 billion at the end of 2011.

Investor Conference Call

The company’s third-quarter 2012 investor conference call will be available through a live audio Webcast at www.levistrauss.com/Financials/EarningsWebcasts.aspx today, October 9, 2012, at 1 p.m. Pacific/4 p.m. Eastern. Participants may dial-into the call in listen-only mode as well at 800-891-4735 or 973-200-3066 internationally ID – 33420397. A replay is available on the website the same day and will be archived for one month. In addition, a telephone replay also is available through October 15, 2012, at 800-585-8367; I.D. No.33420397.

Forward Looking Statement

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2011, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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LS&Co. Q3 2011 Results/Add Three

October 09, 2012

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of more than 2,300 franchised and company-operated stores. Levi Strauss & Co.’s reported fiscal 2011 net revenues were $4.8 billion. For more information, go to http://levistrauss.com.

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LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited) August 26, 2012	November 27, 2011
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$314,768	$204,542
Trade receivables, net of allowance for doubtful accounts of $23,309 and $22,684	438,776	654,903
Inventories:
Raw materials	6,246	7,086
Work-in-process	9,487	9,833
Finished goods	543,911	594,483

Total inventories	559,644	611,402
Deferred tax assets, net	142,972	99,544
Other current assets	120,856	172,830

Total current assets	1,577,016	1,743,221
Property, plant and equipment, net of accumulated depreciation of $766,789 and $731,859	458,227	502,388
Goodwill	239,417	240,970
Other intangible assets, net	62,718	71,818
Non-current deferred tax assets, net	551,560	613,161
Other non-current assets	118,498	107,997

Total assets	$3,007,436	$3,279,555

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term debt	$62,549	$154,747
Current maturities of capital leases	532	1,714
Accounts payable	231,332	204,897
Other accrued liabilities	221,510	256,316
Accrued salaries, wages and employee benefits	169,142	235,530
Accrued interest payable	30,055	9,679
Accrued income taxes	14,655	9,378

Total current liabilities	729,775	872,261
Long-term debt	1,662,205	1,817,625
Long-term capital leases	1,694	1,999
Postretirement medical benefits	131,895	140,108
Pension liability	387,077	427,422
Long-term employee related benefits	72,862	75,520
Long-term income tax liabilities	38,132	42,991
Other long-term liabilities	57,886	51,458

Total liabilities	3,081,526	3,429,384

Commitments and contingencies
Temporary equity	7,997	7,002

Stockholders’ Deficit:
Levi Strauss & Co. stockholders’ deficit
Common stock—$.01 par value; 270,000,000 shares authorized; 37,372,113 shares and 37,354,021 shares issued and outstanding	374	374
Additional paid-in capital	33,098	29,266
Retained earnings	221,046	150,770
Accumulated other comprehensive loss	(342,011)	(346,002)

Total Levi Strauss & Co. stockholders’ deficit	(87,493)	(165,592)
Noncontrolling interest	5,406	8,761

Total stockholders’ deficit	(82,087)	(156,831)

Total liabilities, temporary equity and stockholders’ deficit	$3,007,436	$3,279,555

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	August 26, 2012	August 28, 2011	August 26, 2012	August 28, 2011
	(Dollars in thousands)
	(Unaudited)
Net revenues	$1,100,856	$1,204,017	$3,312,974	$3,417,632
Cost of goods sold	580,108	634,573	1,762,746	1,749,525

Gross profit	520,748	569,444	1,550,228	1,668,107
Selling, general and administrative expenses	433,961	488,545	1,307,600	1,423,358

Operating income	86,787	80,899	242,628	244,749
Interest expense	(32,160)	(30,208)	(103,144)	(98,589)
Loss on early extinguishment of debt	—	—	(8,206)	—
Other income (expense), net	(5,747)	(5,779)	6,122	(12,744)

Income before income taxes	48,880	44,912	137,400	133,416
Income tax expense	23,802	13,612	49,782	42,437

Net income	25,078	31,300	87,618	90,979
Net loss attributable to noncontrolling interest	3,273	893	3,184	2,860

Net income attributable to Levi Strauss & Co.	$28,351	$32,193	$90,802	$93,839

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	August 26, 2012	August 28, 2011
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$87,618	$90,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91,577	87,420
Asset impairments	19,413	2,957
Gain on disposal of property, plant and equipment	(303)	—
Unrealized foreign exchange (gains) losses	(14,666)	11,262
Realized (gain) loss on settlement of forward foreign exchange contracts not designated for hedge accounting	(3,559)	8,252
Employee benefit plans’ amortization from accumulated other comprehensive loss	1,175	(4,555)
Employee benefit plans’ curtailment (gain) loss, net	(1,730)	1,629
Noncash gain on extinguishment of debt, net of write-off of unamortized debt issuance costs	(3,643)	—
Amortization of deferred debt issuance costs	3,268	3,241
Stock-based compensation	4,815	7,741
Allowance for doubtful accounts	5,243	4,957
Change in operating assets and liabilities:
Trade receivables	187,520	22,260
Inventories	16,919	(115,169)
Other current assets	28,056	(28,823)
Other non-current assets	(3,554)	1,124
Accounts payable and other accrued liabilities	83,469	1,309
Income tax liabilities	11,287	(3,554)
Accrued salaries, wages and employee benefits and long-term employee related benefits	(102,991)	(73,019)
Other long-term liabilities	5,437	(994)
Other, net	423	270

Net cash provided by operating activities	415,774	17,287

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(54,308)	(106,010)
Proceeds from sale of property, plant and equipment	519	158
Proceeds (payments) on settlement of forward foreign exchange contracts not designated for hedge accounting	3,559	(8,252)
Other	—	(500)

Net cash used for investing activities	(50,230)	(114,604)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	385,000	—
Repayments of long-term debt and capital leases	(407,651)	(1,470)
Proceeds fom senior revolving credit facility	50,000	70,000
Repayments of senior revolving credit facility	(250,000)	—
Short-term borrowings, net	1,633	6,926
Debt issuance costs	(7,368)	—
Restricted cash	671	(2,866)
Repurchase of common stock	(479)	(245)
Dividends to stockholders	(20,036)	(20,023)

Net cash (used for) provided by financing activities	(248,230)	52,322

Effect of exchange rate changes on cash and cash equivalents	(7,088)	6,113

Net increase (decrease) in cash and cash equivalents	110,226	(38,882)
Beginning cash and cash equivalents	204,542	269,726

Ending cash and cash equivalents	$314,768	$230,844

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$74,153	$69,124
Income taxes	28,814	43,697

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.